RM Greyhawk Change in Auditor

On March 13, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm of RM Greyhawk Fund (the “Fund”). The Audit Committee of the Board of Trustees approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group.

The report of BBD on the financial statements of the Fund as of and for the one day period ended December 2, 2022 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles. During the interim period ended March 13, 2023: (i) there were no disagreements between the registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Fund for such period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit hereto.

On April 14, 2023, the Audit Committee of the Board of Trustees recommended and approved the appointment of Cohen as the Fund’s independent registered public accounting firm for the fiscal period ending August 31, 2023.

During the interim period ending April 14, 2023, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Fund regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either: (i) the subject of a "disagreement," as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K.

November 8, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: RM Greyhawk Fund

File no. 811-23816

Dear Sir or Madam:

We have read Exhibit 99 13(a)(4) of Form N-CSR of the RM Greyhawk Fund, a series of RM Opportunity Trust, dated November 8, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP